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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Acclaim Entertainment, Inc:


     We consent to the use in this Registration Statement on Form S-1 of Acclaim Entertainment, Inc. of our report dated November 5, 1997 and to the reference to our firm under the heading 'Experts' in the Prospectus.

     Our report dated November 5, 1997 contains an explanatory paragraph that states that the Company's significant losses from operations in fiscal 1997 and 1996 and its working capital and stockholders' deficiencies at August 31, 1997 raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The report also indicates that the auditors were unable to review the fiscal 1996 selected quarterly data in accordance with professional standards.


                                          KPMG PEAT MARWICK LLP


New York, New York
November 5, 1997